Exhibit 99.1
Global Water Resources Reports Second Quarter 2024 Results

PHOENIX, AZ – August 7, 2024 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the second quarter ended June 30, 2024. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Q2 2024 Financial Highlights
•Total revenue increased 3.9% to $13.5 million.
~~•~~Net income decreased 0.5% to $1.7 million or $0.07 per share.
•Adjusted net income increased 3.0% to $1.8 million or $0.07 per share (see definition of adjusted net income, a non-GAAP term, and reconciliation to GAAP, below).
•Adjusted EBITDA increased $0.1 million to $6.8 million (see definition of adjusted EBITDA, a non-GAAP term, and reconciliation to GAAP, below).
•Cash and cash equivalents totaled $18.1 million at June 30, 2024.
•Declared three monthly cash dividends of $0.02508 per common share, or $0.30096 per common share on an annualized basis.
Q2 2024 Operational Highlights
•Total active service connections increased 4.9% to 63,256 at June 30, 2024 compared to June 30, 2023.
•Annualized active service connection growth rate was 4.7%.
•Water consumption decreased 1.7% to 1.11 billion gallons.
•Invested $6.4 million in infrastructure projects to support existing utilities and continued growth.
•Arizona Corporation Commission (ACC) issued Decision No. 79383 regarding rate cases for seven of the company’s regulated utilities in Pima County. The ACC approved a revenue increase totaling approximately $0.4 million annually to be phased-in over five periods beginning on July 1, 2024. The subsequent four increases will be effective on January 1 of each subsequent year with the majority of the revenue increase phased in by January 1, 2025.
•In June, filed a rate case for the company’s GW-Farmers utility requesting a revenue increase of approximately $1.3 million.
Other Matters and Subsequent Events
•Entered into a 20-year, $2.4 million loan agreement with the Water Infrastructure Finance Authority of Arizona for infrastructure improvement for the company’s GW-Rincon utility, with $0.7 million of the loan to be forgivable.
•Entered into an agreement to acquire seven water systems from the City of Tucson for approximately $8.4 million. These systems serve approximately 2,200 water service connections in Pima County, which is geographically located near other utilities the company has acquired.
•Secured an extension of the company’s $15 million revolving line of credit to July 1, 2026, with 100% currently available for borrowing.

Management Commentary
“Q2 was another quarter of topline regulated revenue growth generated by our core water, wastewater and recycled water services,” commented Global Water Resources president and CEO, Ron Fleming. “The 3.9% increase in revenue reflected a 4.9% increase in active service connections to 63,256 and was our fourth consecutive quarter of accelerated organic connection growth.
“While our operating expenses have increased due to inflation and the growth we’ve been experiencing, it is important to remind our stakeholders that we are filing a rate case for our two largest utilities in 2025, with 2024 being the test year. “During the quarter, we announced our plans to acquire seven water systems from the City of Tucson that would expand our service area in Pima County by approximately 2,200 water service connections. We believe we remain on track to complete this acquisition by early next year, subject to customary closing conditions and approval by the ACC.
“We continue to evaluate potential acquisition opportunities within Arizona’s Sun Corridor; however, organic growth will always be our primary focus. Such organic growth includes adding connections through our existing service areas as well as appropriate rate increases.
“Our service areas in Arizona's Sun Corridor showed signs of significant growth in the first half of this year, with single-family permits increasing by 169 or 43% in the City of Maricopa and up 4,313 or 43% across Greater Phoenix as compared to the first half of last year. It is also worth noting that multi-family housing permits in the City of Maricopa increased by 861 or 273% in the first half of 2024 compared to 2023.
“Our rate case hearing for our utilities located in the Saguaro District was completed in June with a favorable outcome, and we filed a new rate case for Farmers Water in June. We also plan to file a rate case in 2025 for our largest utilities in Pinal County, with 2024 as the test year. “We believe the accelerating organic growth rate of active service connection will continue to be supported by favorable macro trends. Arizona is projected to add 478,000 jobs with an annual growth rate of 1.4% over the next eight years, exceeding the national average. According to the state’s commerce authority, Arizona also received $40.7 billion in investments last year, including contributions from major industry players such as Taiwan Semiconductor, Intel and Procter & Gamble.
“We further believe these favorable macro trends suggest that we remain well-positioned for growth in the metropolitan areas of Phoenix and Tucson. We anticipate the planned service areas to potentially generate hundreds of thousands of new service connections for our utilities upon completion of buildout.
“Looking ahead, we anticipate another strong second half for Global Water. Our positive outlook is bolstered by our commitment to providing exceptional water services and advancing our mission to expand and consolidate water and wastewater utilities. Amid the challenges of water scarcity, strict regulations and aging infrastructure, we remain focused on bringing the benefits of consolidation, regionalization, and proactive environmental stewardship to the growing communities we serve. We believe this focus will drive greater shareholder value over the long term.”
Q2 2024 Financial Summary
Revenues
Revenues in the second quarter of 2024 increased $0.5 million or 3.9% to $13.5 million compared to $13.0 million in the same period in 2023. The increase in revenue was primarily attributable to the 4.9% organic growth in active connections (including both water and wastewater connections), partially offset by a slight decrease in overall consumption.
Revenues for the first half of 2024 decreased $1.0 million or 3.9% to $25.1 million, primarily attributable to the recognition of $2.3 million of unregulated revenue related to infrastructure coordination and financing agreements (ICFA) during the prior year period that did not recur in the first half of 2024. Regulated revenue increased by $1.3 million or 5.3% primarily from organic connection growth.
Operating Expenses
Operating expenses in the second quarter of 2024 increased approximately $0.7 million or 7.2% to $10.7 million compared to $10.0 million in the same period in 2023. The increase was primarily related to salaries and wages, utilities and chemicals, medical insurance expenses, and depreciation and amortization expense. The increased operating expenses were partially offset by decreased deferred compensation.

Operating expenses for the first half of 2024 increased approximately $1.7 million or 8.9% to $21.1 million compared to $19.3 million in the same period in 2023. The increase was primarily related to salaries and wages, medical insurance expenses, utilities and chemicals, higher regulatory costs, and increased depreciation and amortization expense. The increased operating expenses were partially offset by decreased deferred compensation and lower professional fees.
Other Expense
Total other expense was $0.5 million in the second quarter of both 2024 and 2023.
Total other expense in the first half of 2024 decreased $0.2 million or 19.4% to $0.8 million compared to $1.0 million for the same period in 2023. The decrease was related to the $0.4 million increase of income associated with Buckeye growth premiums as a result of additional new meter connections in the area and a $0.5 million increase in interest income, partially offset by an increase in interest expense of $0.6 million during the first half of 2024 compared to the first half of 2023.
Net Income
Net income totaled $1.7 million or $0.07 per share in the second quarter of 2024 and 2023.
Net income was $2.4 million or $0.10 per share in the first half of 2024 compared to net income of $4.2 million, or $0.17 per diluted share in the first half of 2022. The primary driver for the decrease was the recognition of $2.3 million of ICFA related revenue in the first half of 2023 that did not recur in the current year period.
Adjusted EBITDA
Adjusted EBITDA increased $0.1 million or 1.2% to $6.8 million in the second quarter of 2024 compared to $6.7 million in 2023.
Adjusted EBITDA increased $0.3 million or 2.7% to $12.2 million in the first half of 2024 compared to $11.9 million in the same period in 2023.
Capital Resources
Cash and cash equivalents totaled $18.1 million at June 30, 2024, and the company had full access to its unused $15 million revolving line of credit as of such date. As of June 30, 2024, the company had no notable near-term cash expenditures other than semiannual principal payments on Series B senior secured notes in the amount of $1.9 million due in both December 2024 and June 2025.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02508 per common share (or $0.30096 per share on an annualized basis), which will be payable on August 31, 2024 to holders of record at the close of business on August 17, 2024.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the ACC. The company plans to continue to aggregate water and wastewater utilities, enabling the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of June 30, 2024, active service connections increased by 2,965, or 4.9%, to 63,256, compared to 60,291 at June 30, 2023. The increase in active service connections was primarily due to organic growth in connections.

Arizona Growth Corridor: Positive Population and Economic Trends
Global Water continues to experience an increasing rate of organic growth, which excludes acquisition related growth, evidenced by its year over year increase in active connections of 4.9% as compared to 1.9% for the same period in 2023. According to the most recent U.S. Census estimates, the Phoenix metropolitan statistical area (MSA) is the 10th largest MSA in the U.S. and had an estimated population of 5.1 million, an increase of 4.6% over the 4.8 million people reported in the 2020 Census.
Metropolitan Phoenix continues to grow due to its favorable employment opportunities, excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040. Arizona’s job growth increased by 2.2% during the first six months of 2024 as compared to the same period for the prior year, ranking the state in the top 10 nationally as of June 30, 2024.
According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus Panel (the “Greater Phoenix Blue Chip Panel”), interest rate shock negatively impacted permit activity in the Phoenix metropolitan area, particularly between July 2022 and June 2023. Further, the Greater Phoenix Blue Chip Panel concluded that the recovery from that interest rate shock resulted in permit activity increasing by more than 44% in the first five months of 2024. The Greater Phoenix Blue Chip Panel anticipates single family permit growth by more than 27% for 2024 as a whole. Further, single family permits in the City of Maricopa increased 43% for the first half of 2024 as compared to the same period in the prior year.
Management believes that Global Water is well-positioned to benefit from the growth expected in the Phoenix metropolitan area due to the availability of lots, existing infrastructure in place within its services areas, and increased activity related to multi-family developments.
Conference Call
Global Water Resources will hold a conference call tomorrow to discuss its second quarter 2024 results, including a question-and-answer period.
Date: Thursday, August 8, 2024
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-833-816-1435
International dial-in number: 1-412-317-0527
Conference ID: 10190879
Webcast (live and replay): here
The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.
Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact CMA at 1-949-432-7566.
A replay of the call will be available after 4:00 p.m. Eastern time on the same day through August 22, 2024.
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10190879
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 32 systems which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles over 1 billion gallons of water annually with a total of 17.0 billion gallons recycled since 2004.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, adjusted EBITDA, adjusted net income, adjusted basic earnings per common share, and adjusted diluted earnings per common share. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to management; (iii) restricted stock expense related to awards made to employees and the board of directors; (iv) disposal of assets; and (v) ICFA revenue recognition. Adjusted net income, adjusted basic earnings per common share, and adjusted diluted earnings per common share reflect net income and basic or diluted, as applicable, earnings per common share excluding (i) ICFA revenue; (ii) the amortization related to ICFA intangible assets; and (iii) the tax effects of each of these items, as applicable.
Management believes that EBITDA, adjusted EBITDA, adjusted net income, adjusted basic earnings per common share, and adjusted diluted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, adjusted basic earnings per common share, and adjusted diluted earnings per common share are also presented because management believes that they provide our investors additional measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, adjusted EBITDA, adjusted net income, adjusted basic earnings per common share, and adjusted diluted earnings per common share, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, adjusted EBITDA, adjusted net income, adjusted basic earnings per common share, and adjusted diluted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, adjusted EBITDA, and adjusted net income to net income, and a reconciliation of adjusted basic earnings per common share and adjusted diluted earnings per common share to basic or diluted, as applicable, earnings per common share, the most comparable GAAP measures, is included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release and the related conference call include certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including expected growth in and around metropolitan Phoenix and Tucson and the resulting potential for new service connections; future financial performance, including the anticipation of another strong year ahead for the company; regulatory and ACC proceedings, decisions, and approvals, such as the anticipated benefits resulting from rate decisions, including any collective revenue increases due to new water and wastewater rates, as well as the outcome and timing of our rate case and other applications with the ACC; our plans relating to future filings of our rate cases with the ACC; acquisition plans and our ability to complete additional acquisitions, including the anticipated acquisition of seven public water systems from the City of Tucson, the expected increase in active water service connections, and the anticipated timing of the consummation of such acquisition; population and growth projections; technologies, including expected benefits from implementing such technologies; revenues; metrics; operating expenses; trends relating to our industry, market, population and job growth, and housing permits; the adequacy of our water supply to service our current demand and growth for the foreseeable future; liquidity and capital resources; plans and expectations for capital expenditures; cash flows and uses of cash; dividends; depreciation and amortization; tax payments; our ability to repay indebtedness and invest in initiatives; the anticipated impact and resolutions of legal matters; the anticipated impact of new or proposed laws, including regulatory requirements, tax changes, and judicial decisions; the anticipated impact of accounting changes and other pronouncements; and other statements that are not historical facts, as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Additional risks and uncertainties include, but are not limited to, whether all conditions precedent in the asset purchase agreement to acquire the seven public water systems from the City of Tucson will be satisfied, including the receipt of ACC approval, and other risks to consummation of the acquisition, including circumstances that could give rise to the termination of the asset purchase agreement and the risk that the transaction will not be consummated without undue delay, cost or expense, or at all. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.
Company Contact:
Michael J. Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations Contact:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
https://www.capitalmarketaccess.com/contact

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	June 30, 2024	December 31, 2023
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Land	$2,674	$2,674
Depreciable property, plant and equipment	417,463	414,170
Construction work-in-progress	59,095	48,147
Other	697	697
Less accumulated depreciation	(147,984)	(142,367)
Net property, plant and equipment	331,945	323,321
CURRENT ASSETS:
Cash and cash equivalents	18,148	3,087
Accounts receivable, net	2,848	2,845
Customer payments in-transit	604	543
Unbilled revenue	3,406	2,755
Taxes, prepaid expenses and other current assets	1,874	2,494
Total current assets	26,880	11,724
OTHER ASSETS:
Goodwill	9,486	10,820
Intangible assets, net	8,573	8,841
Regulatory assets	4,197	2,898
Restricted cash	1,548	1,676
Right-of-use assets	1,753	1,741
Other noncurrent assets	78	74
Total other assets	25,635	26,050
TOTAL ASSETS	$384,460	$361,095
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,133	$1,027
Accrued expenses	7,168	7,129
Customer and meter deposits	1,596	1,628
Long-term debt, current portion	3,882	3,880
Leases, current portion	655	553
Total current liabilities	14,434	14,217
NONCURRENT LIABILITIES:
Line of credit	—	2,315
Long-term debt	119,070	101,341
Long-term lease liabilities	1,292	1,370
Deferred revenue - ICFA	19,974	19,656
Regulatory liabilities	5,875	6,076
Advances in aid of construction	116,389	111,529
Contributions in aid of construction, net	39,062	36,409
Deferred income tax liabilities, net	9,083	8,284
Acquisition liabilities	3,013	3,048
Other noncurrent liabilities	8,653	8,230
Total noncurrent liabilities	322,411	298,258
Total liabilities	336,845	312,475
SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value, $60,000,000 shares authorized; 24,561,035 and 24,492,918 shares issued as of June 30, 2024 and December 31, 2023, respectively.	240	240
Treasury stock, 343,625 and 317,677 shares at June 30, 2024 and December 31, 2023, respectively.	(2)	(2)
Paid in capital	46,671	47,585
Retained earnings	706	797
Total shareholders’ equity	47,615	48,620
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$384,460	$361,095

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUES:
Water services	$6,668	$6,557	$11,894	$11,396
Wastewater and recycled water services	6,842	6,443	13,226	12,464
Unregulated revenues	—	—	—	2,268
Total revenues	13,510	13,000	25,120	26,128

OPERATING EXPENSES:
Operations and maintenance	3,485	3,181	6,769	5,970
General and administrative	4,232	4,104	8,357	8,011
Depreciation and amortization	2,996	2,705	5,930	5,360
Total operating expenses	10,713	9,990	21,056	19,341
OPERATING INCOME	2,797	3,010	4,064	6,787

OTHER INCOME (EXPENSE):
Interest income	266	2	504	7
Interest expense	(1,507)	(1,281)	(3,073)	(2,449)
Allowance for equity funds used during construction	237	216	444	515
Other, net	535	523	1,330	941
Total other expense	(469)	(540)	(795)	(986)

INCOME BEFORE INCOME TAXES	2,328	2,470	3,269	5,801
INCOME TAX EXPENSE	(598)	(731)	(848)	(1,596)
NET INCOME	$1,730	$1,739	$2,421	$4,205

Basic earnings per common share	$0.07	$0.07	$0.10	$0.18
Diluted earnings per common share	$0.07	$0.07	$0.10	$0.17
Dividends declared per common share	$0.08	$0.07	$0.15	$0.15

Weighted average number of common shares used in the determination of:
Basic	24,199,472	23,958,205	24,187,586	23,914,866
Diluted	24,308,524	24,038,902	24,306,316	24,033,994

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	2,421	$4,205
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,930	5,360
Deferred compensation	595	734
Deferred income tax expense	838	1,090
Allowance for equity funds used during construction	(444)	(515)
Provision for credit losses	35	35
Amortization of deferred debt issuance costs and discounts	41	22
Gain on disposal of fixed assets	(17)	(66)
Right of use amortization	214	192
Changes in assets and liabilities
Accounts receivable	(38)	(885)
Other current assets	(91)	694
Accounts payable and other current liabilities	101	392
Other noncurrent assets	(21)	160
Other noncurrent liabilities	4,007	1,237
Net cash provided by operating activities	13,571	12,655

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,207)	(13,693)
Cash paid for acquisitions, net of cash acquired	—	(6,246)
Other cash flows from investing activities	(4)	—
Net cash used in investing activities	(12,211)	(19,939)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(3,640)	(3,572)
Advances in aid of construction	2,215	420
Refunds of developer taxes	—	(5)
Payments for taxes related to net shares settlement of equity awards	(268)	(357)
Principal payments under finance leases	(110)	(258)
Line of credit borrowings	—	18,200
Line of credit borrowings	(2,315)	(11,435)
Line of credit repayments	20,000	253
Loan repayments	(23)	—
Repayments of notes payable	(1,917)	(1,917)
Proceeds from sale of stock	—	2,748
Debt issuance costs paid	(369)	—
Net cash provided by financing activities	13,573	4,077
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	14,933	(3,207)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	4,763	7,562
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	19,696	4,355
Supplemental disclosure of cash flow information:

	Six Months Ended June 30,
	2024	2023
Cash and cash equivalents	$18,148	$2,007
Restricted cash	1,548	2,348
Total cash, cash equivalents, and restricted cash	$19,696	$4,355

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2024 and 2023 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Income	1,730	1,739	2,421	4,205
Income tax expense	598	731	848	1,596
Interest income	(266)	(2)	(504)	(7)
Interest expense	1,507	1,281	3,073	2,449
Depreciation	2,996	2,705	5,930	5,360
EBITDA	6,565	6,454	11,768	13,603
ICFA revenue	—	—	—	(2,268)
Management option expense	—	29	—	72
Gain on disposal of fixed assets	(20)	(54)	(17)	(66)
Restricted stock expense	285	281	483	537
Acquisition gain resulting from regulatory decision	(37)	—	(37)	—
EBITDA adjustments	228	256	429	(1,725)
Adjusted EBITDA	6,793	6,710	12,197	11,878

A reconciliation of net income to adjusted net income for the three and six months ended June 30, 2024 and 2023 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Income	$1,730	$1,739	$2,421	$4,205
ICFA revenue	—	—	—	(2,268)
ICFA intangible amortization expense	81	—	414
Income tax expense (benefit) on items above	(20)	—	(104)	572
Adjusted Net Income	$1,791	$1,739	$2,731	$2,509
A reconciliation of basic earnings per common share to adjusted basic earnings per share for the three and six months ended June 30, 2024, and 2023 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Basic earnings per common share	$0.07	$0.07	$0.10	$0.18
ICFA revenue	—	—	—	(0.10)
ICFA intangible amortization expense	—	—	0.01	—
Income tax expense on items above	—	—	—	0.02
Adjusted basic earnings per common share	$0.07	$0.07	$0.11	$0.10
Weighted average number of common shares used in determination of:
Basic	24,199,472	23,958,205	24,187,586	23,914,866
A reconciliation of diluted earnings per common share to adjusted diluted earnings per share for the three and six months ended June 30, 2024, and 2023 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Diluted earnings per common share	$0.07	$0.07	$0.10	$0.17
ICFA revenue	—	—	—	(0.09)
ICFA intangible amortization expense	—	—	0.01	—
Income tax expense on items above	—	—	—	0.02
Adjusted diluted earnings per common share	$0.07	$0.07	$0.11	$0.10
Weighted average number of common shares used in determination of:
Diluted	24,308,524	24,038,902	24,306,316	24,033,994